Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

Vitesse Semiconductor Corporation
Camarillo, California

We hereby consent to the incorporation by reference in the Prospectus constituting a part of this Registration Statement of our reports dated December 5, 2013, relating to the consolidated financial statements, the effectiveness of Vitesse Semiconductor Corporation’s internal control over financial reporting, and schedule of Vitesse Semiconductor Corporation appearing in the Company’s Annual Report on Form 10-K for the year ended September 30, 2013.

We also consent to the reference to us under the caption “Experts” in the Prospectus.

/s/ BDO USA, LLP

Los Angeles, California

December 6, 2013